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                           JOINT DEVELOPMENT, LICENSE
                              AND SUPPLY AGREEMENT

     THIS JOINT DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT (this "Agreement"), dated as of September 10, 1998, is entered into by and between Inspire Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at 4222 Emperor Boulevard, Suite 470, Durham, North Carolina 27703, USA ("Inspire"), and Kissei Pharmaceutical Co., Ltd., a corporation organized under the laws of Japan, having offices located at 19-48, Yoshino, Matsumoto-City, Nagano-Prefecture, 399-8710, Japan ("Kissei").

                                 PRELIMINARY STATEMENTS
                                 ----------------------

     A. Inspire owns, and/or has exclusive rights to, the Patents and Know-How in existence as of the Effective Date relating to the Compound. In addition, Inspire has the expertise necessary to coordinate the worldwide development and manufacture of the Product.

     B. Kissei has the personnel, facilities and expertise necessary for the development and commercialization of the Product in the Territory.

     C. The Parties wish to collaborate to develop, commercialize and market the Product, upon the terms and conditions set forth in this Agreement. In connection therewith, Kissei desires to obtain, and Inspire desires to grant to Kissei, an exclusive license under the Licensed Technology with respect to the development and commercialization of the Product in the Territory for applications in the Field, subject to Inspire's right to manufacture and supply Finished Product and Delivery Systems for Kissei, all on the terms and conditions set forth below.

     D. Simultaneously with the execution of this Agreement, the Parties are entering in that certain Stock Purchase Agreement (the "Stock Purchase Agreement") and documents ancillary thereto, all dated of even date herewith, pursuant to which Kissei is purchasing shares of Series C Preferred Stock of Inspire.

     NOW, THEREFORE, in consideration of the foregoing Preliminary Statements and the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:


1.   DEFINITIONS.

     As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context dictates otherwise:

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     1.1  "Affiliate," with respect to any Party, shall mean any entity controlling, controlled by, or under common control with, such Party. For these purposes, "control" shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of an entity.

     1.2 "Annual Development Plan" shall have the meaning assigned to such term in Section 4.1(a).

     1.3 "Cassette" shall mean a disposable self-contained unit to be filled with a quantity of Formulated Material sufficient to provide the number of doses as approved by the Joint Development Committee pursuant to Section 3.2(f) (e.g., sufficient for dosing for one week).

     1.4 "cGMP" shall mean current Good Manufacturing Practice as defined in Parts 210 and 211 of Title 21 of the Code of Federal Regulations, as may be amended from time to time, or any successor thereto.

     1.5 "Compound" shall mean the chemical compound designated as INS365, whose chemical name is P1, P4-Di(uridine 5'-tetraphosphate), and all sodium salts thereof.

     1.6 "Compound Specifications" shall mean the specifications for the Compound approved by the Joint Development Committee in consideration of the regulatory requirements in the Territory, as may be amended from time to time.

     1.7 "Confidential Information" shall have the meaning assigned to such term in Section 10.4.

     1.8 "Cost of Compound" shall mean Inspire's fully burdened costs associated with the manufacture of the Compound, as determined pursuant to Exhibit A.

     1.9 "Cost of Delivery Systems" shall mean Inspire's fully burdened costs associated with the manufacture of the Delivery System, as determined pursuant to Exhibit A.

     1.10 "Cost of Finished Product" shall mean Inspire's fully burdened costs associated with the manufacture of the Finished Product, including without limitation, the Cost of Formulated Material and the costs associated with assembly of the Finished Product, as determined pursuant to Exhibit A.

     1.11 "Cost of Formulated Material" shall mean Inspire's fully burdened costs associated with the manufacture of the Formulated Material, as determined pursuant to Exhibit A.

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     1.12  "Delivery System" shall mean the novel delivery system designed to deliver Formulated Material contained within a Cassette to the lungs via inhalation and to be reusable for at least one year, as approved by the Joint Development Committee pursuant to Section 3.2(f).

     1.13 "Delivery System Specifications" shall mean the specifications for the Delivery System approved by the Joint Development Committee in consideration of the regulatory requirements in the Territory, as may be amended from time to time.

     1.14 "Development Coordinator/Liaison" shall have the meaning assigned to such term in Section 4.4(a).

     1.15  "Effective Date" shall mean the date of this Agreement.

     1.16  "Executive Officers" shall have the meaning assigned to such term in
Section 3.4(b).

     1.17 "Field" shall mean the treatment (but not the diagnosis) of respiratory diseases in humans, excluding otitis media and sinusitis.

     1.18 "Finished Product" shall mean the Formulated Material: (i) loaded into a Cassette, for use with a Delivery System, or (ii) contained in a vial/nebule for use with standard nebulizers.

     1.19 "Finished Product Specifications" shall mean the specifications for the Finished Product approved by the Joint Development Committee in consideration of the regulatory requirements in the Territory, and such other packaging and labeling specifications as are agreed upon by the Joint Development Committee or the Parties, as the case may be, for the Finished Product, as may be amended from time to time.

     1.20 "First Commercial Sale" shall mean, with respect to any Product, the first sale for use or consumption by the general public of such Product in the Territory after all required NDA Approvals have been granted, or, if such sale is otherwise permitted, by the Regulatory Authority in the Territory.

     1.21 "Formulated Material" shall mean any inhalation formulation of any product containing the Compound as an active ingredient.

     1.22 "Formulated Material Specifications" shall mean the specifications for the Formulated Material approved by the Joint Development Committee in consideration of the regulatory requirements in the Territory, as may be amended from time to time.

     1.23 "FTE" shall mean a full-time equivalent employee of Inspire assigned to conduct coordination/liaison activities pursuant to Section 4.4, including scientists, professionals or the like, but excluding non-technical, non-professional personnel such as secretarial staff. As used herein,

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a "full-time equivalent" shall mean a full-time person, or in the case of less than a full- time dedicated person, a full-time, equivalent person year, based upon a total of 1,880 hours per year of work related to such activities.

     1.24 "Improved Analog" shall mean any dinucleotide P2Y2 receptor agonist which has utility as an inhalation product for use in the Field.

     1.25 "IND" shall mean any filing made with the Regulatory Authority in the Territory for initiating clinical trials in the Territory with respect to the Product.

     1.26 "Invention" shall mean any new or useful process, manufacture, compound or composition of matter relating to the Compound or the Product (including, without limitation, the formulation, delivery or use thereof), whether patentable or unpatentable, or any improvement thereof, that is conceived or first reduced to practice or demonstrated to have utility during the term of, and in connection with, the Joint Development Program.

     1.27 "Joint Development Committee" shall have the meaning assigned to such term in Section 3.1.

     1.28 "Joint Development Program" shall mean the joint development program with respect to the Product conducted by Kissei in collaboration with Inspire pursuant to Section 4.

     1.29 "Know-how" shall mean any and all Inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and Confidential Information) which is generated, owned or controlled by Inspire at any time before or during the term of this Agreement relating to, derived from or useful for the use or sale of the Compound or the Product, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.

     1.30 "Licensed Claim" shall mean any claim of any Patent that relates to and is necessary for the use and sale of the Compound or the Product, which claim has not been held invalid or unenforceable by decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which is not admitted to be invalid through disclaimer or otherwise not admitted by Inspire to be invalid.

     1.31 "Licensed Technology" shall mean the Licensed Claims and Know-how, collectively.

     1.32 "Manufacturing Coordinator/Liaison" shall have the meaning assigned to such term in Section 4.4(b).

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     1.33   "Manufacturing Standards" shall mean, with respect to the Finished
Product and Delivery System, cGMP and such additional manufacturing specifications or standards as may be established by mutual agreement of the Parties from time to time.

     1.34 "NDA" shall mean any filing of a New Drug Application made with the Regulatory Authority in the Territory for NDA Approval with respect to the Product.

     1.35 "NDA Approval" shall mean approval of the NDA for the Product filed in the Territory, including pricing or reimbursement, where applicable, by the Regulatory Authority in the Territory.

     1.36 "Net Sales" shall mean, with respect to the Product, the gross amount invoiced for the Product by Kissei, its Affiliates and Sublicensees, if any, in arm's length sales to Third Parties, commencing with the First Commercial Sale of the Product, less deductions for: (i) trade, quantity and/or cash discounts, allowances and rebates actually allowed or given; (ii) freight, postage, shipping insurance and other transportation expenses (if separately identified in such invoice); (iii) credits or refunds actually allowed for rejections, defects or recalls of such Product, outdated or returned Product, or because of rebates or retroactive price reductions; and (iv) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale). Such amounts shall be determined from the books and records maintained by Kissei, its Affiliates or Sublicensees, as applicable.

     1.37 "Party" shall mean Inspire or Kissei and, when used in the plural, shall mean Inspire and Kissei.

     1.38 "Patents" shall mean the patents set forth on Exhibit B, and any other patents or patent applications in the Territory owned or controlled by Inspire during the term of this Agreement that relate to the Compound or the Product, together with any patents that may issue therefor in the Territory, including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing.

     1.39 "Product" shall mean any system which consists of Finished Product and the Delivery System or Finished Product for use with standard nebulizers, for use in the Field, the manufacture, use or sale of which either is: (i) based upon, derived from or related to any of the Know-how; and/or (ii) covered by one or more Licensed Claims and, but for this Agreement, would constitute an infringement (whether directly, contributorily or by inducement) thereof.

     1.40 "Regulatory Authority" shall mean the authority(ies) in the Territory with responsibility for granting regulatory approval for the marketing and sale of the Product in the Territory, and any successor(s) thereto.

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     1.41 "Specifications" shall mean the Compound Specifications, the
Formulated Material Specifications, Finished Product Specifications or the Delivery System Specifications, either respectively or collectively, as context may dictate.

     1.42 "Stock Purchase Agreement" shall have the meaning assigned to such term in the Preliminary Statements.

     1.43  "Strategic Partners" shall have the meaning assigned to such term in
Section 4.4(a).

     1.44 "Sublicensee" shall mean a Third Party to which Kissei has granted a sublicense to develop, use or sell the Product in the Territory, or who acts as a distributor of Kissei for the resale of any Product to the trade in the Territory, pursuant to Section 5.3.

     1.45  "Supplied Goods" shall have the meaning assigned to such term in
Section 8.1.

     1.46  "Supply Agreement" shall have the meaning assigned to such term in
Section 8.1.

     1.47  "Territory" shall mean Japan.

     1.48  "Testing Methods" shall have the meaning assigned to such term in
Section 5(c) of Exhibit D.

     1.49 "Third Party" shall mean any person who or which is neither a Party nor an Affiliate of a Party.

     1.50 "Third Party Manufacturer" shall have the meaning assigned to such term in Section 7(a) of Exhibit D.

     1.51  "Transfer Price" shall have the meaning assigned to such term in
Section 6.4.

     1.52  [CONFIDENTIAL TREATMENT REQUESTED].


2.   REPRESENTATIONS AND WARRANTIES.

     2.1  Representations and Warranties of Both Parties.    Each Party
represents and warrants to the other Party, as of the Effective Date, that:

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          (a) such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

          (b) such Party is free to enter into this Agreement;

          (c) in so doing, such Party will not violate any other agreement to which it is a party;

          (d) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and

          (e) no person or entity has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon such Party for any commission, fee or other compensation as a finder or broker because of any act or omission by such Party or any of its agents.

     2.2  Representations and Warranties of Inspire.    Inspire represents and
warrants to Kissei, as of the Effective Date, that:

          (a) Inspire is the owner of, or has exclusive rights to, all of the Patents in existence on the Effective Date, and has the exclusive right to grant the licenses granted under this Agreement therefor;

          (b) to the best of Inspire's knowledge, Inspire has exclusive rights to all of the Know-how in existence on the Effective Date and the exclusive right to grant licenses with respect thereto; and

          (c) Inspire has not entered into any agreement with any Third Party which is in conflict with the rights granted to Kissei pursuant to this Agreement.

     2.3  Representations and Warranties of Kissei.    Kissei represents and
warrants to Inspire, as of the Effective Date, that:

          (a) Kissei has the facilities, personnel and experience sufficient in quantity and quality to perform its obligations under this Agreement;

          (b) All of the personnel assigned to perform such obligations shall be qualified and properly trained; and

          (c) Kissei shall perform such obligations in a manner commensurate with professional standards generally applicable in its industry.

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3.   JOINT DEVELOPMENT COMMITTEE.

     3.1  Members; Officers.    The Parties shall establish a joint development
committee (the "Joint Development Committee"), which shall consist of six members, three members from each Party. At least one member from each Party must be a clinical development professional. The initial members of the Joint Development Committee are set forth on Exhibit C. Members of the Joint Development Committee may be represented at any meeting by a designee appointed by such member for such meeting. The chairperson and secretary of the Joint Development Committee shall serve coterminous one-year terms, each commencing on the Effective Date or an anniversary thereof, as the case may be. The right to name the chairperson and the secretary of the Joint Development Committee shall alternate between the Parties, and each chairperson and secretary shall be named no later than 10 days after the commencement of his or her term. The initial chairperson shall be selected by Kissei and is designated on Exhibit C. The initial secretary shall be selected by Inspire and is designated on Exhibit C. Each Party shall be free to change its members, on prior written notice to the other Party. Each Party may, in its discretion, invite non-member representatives of such Party to attend meetings of the Joint Development Committee, provided that the other Party approves such Party's invitee(s) in advance.

     3.2  Responsibilities.    Subject to the other terms of this Agreement, the
Joint Development Committee shall oversee the development of the Product pursuant to this Agreement, from the commencement of any development efforts through the date on which all NDA Approvals in the Territory for the Product actively being sought have been obtained. After all such NDA Approvals have been obtained, the Parties shall continue to collaborate in complying with all regulatory requirements of maintaining such NDA Approvals (including post-marketing surveillance and adverse event reporting). Without limiting the generality of the foregoing, the Joint Development Committee shall:

          (a) plan, supervise and coordinate the development of the Product under this Agreement;

          (b) commencing on the Effective Date, discuss and prepare an Annual Development Plan for the first year of the term of the Joint Development Program and, not later than 90 days after the Effective Date, finalize an Annual Development Plan for the first year of the term of the Joint Development Program;

          (c) not later than three months prior to each anniversary of the Effective Date during the term of the Joint Development Program, discuss and prepare an Annual Development Plan, and, prior to each anniversary of the Effective Date during the term of the Joint Development Program, finalize an Annual Development Plan for the next year of the term of the Joint Development Program;

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          (d) determine whether to approve proposed amendments or modifications to any Annual Development Plan;

          (e) review and determine whether to approve clinical study protocols, the selection of clinical investigators, clinical study write-ups, regulatory submissions, NDAs and the like relating to the Joint Development Program;

          (f) review and determine whether to approve the final design of the Cassette and the Delivery System;

          (g) evaluate data from the Joint Development Program;

          (h) review all proposed publications and presentations of the Parties pursuant to Section 10.2;

          (i) review all studies relating to the Product and any other studies proposed to be performed in connection with the registration process for the Product under this Agreement;

          (j) allocate responsibilities between the Parties, coordinate the activities of the Parties, and review and evaluate progress, all under the Joint Development Program, provided that the Joint Development Committee shall not have authority to make any determination that either Party is in breach of its obligations under the Joint Development Program;

          (k) determine, review and amend, from time to time, the Specifications;

          (l) provide a mechanism for the exchange of information between the Parties with regard to Know-how and Inventions;

          (m) resolve disputes between the Parties with respect to the foregoing; and

          (n) have such other responsibilities as may be assigned to the Joint Development Committee pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.

     3.3  Meetings.    During the term of the Joint Development Program and the
12-month period thereafter, the Joint Development Committee shall meet at least twice during every calendar year, and more frequently as the Parties deem appropriate, on such dates, and at such places and times, as the Parties shall agree. During each calendar year during the term of the Joint Development Program and the 12-month period thereafter, meetings of the Joint Development Committee shall be held in Japan, North Carolina or such other place as the Parties may agree. Thereafter, during the remainder of the term of this Agreement, the Joint Development Committee shall meet on an as needed basis on such dates, and at such places and times, as the Parties shall agree. The chairperson

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shall, if practicable, send notice of all meetings to all members of the Joint
Development Committee no less than 20 days before the date of each meeting. The Joint Development Committee may also convene or be polled or consulted from time to time by means of telecommunications, video conferences or correspondence, as deemed necessary or appropriate; provided, however, that the Joint Development Committee must meet in person at least twice every calendar year during the term of the Joint Development Program and the 12-month period thereafter.

     3.4  Decisions.

          (a) The Joint Development Committee may make decisions with respect to any subject matter that is subject to the Joint Development Committee's decision-making authority. All decisions of the Joint Development Committee shall be made by consensus of the members (or their designees) present at any meeting.

          (b) In the event that consensus cannot be reached by the Joint Development Committee after good faith discussions with respect to a matter that is subject to its decision-making authority, the matter shall be referred for further review and resolution to the Vice Chairman of the Board, currently Dr. David Drutz, at Inspire, or such other similar position designated by Inspire from time to time, and the Managing Director, R&D, currently Dr. Masanori Iwadare, at Kissei, or such other similar position designated by Kissei from time to time (such officers collectively, the "Executive Officers"). The Executive Officers shall use reasonable efforts to resolve the matter within 30 days after the matter is referred to them.

     3.5  Minutes.    Promptly after each Joint Development Committee meeting,
the chairperson or the secretary of Inspire shall prepare and distribute to all members of the Joint Development Committee draft minutes of the meeting within 10 days after the meeting. Such minutes shall provide a description, in reasonable detail, of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Joint Development Committee and a list of any issues to be resolved by the Executive Officers. The chairperson or the secretary of Kissei shall then have 10 days after receiving such draft minutes to collect Kissei members= comments thereon and provide them to the chairperson or the secretary of Inspire. Upon the expiration of such second 10-day period, the chairperson and the secretary of the Joint Development Committee shall have an additional 10 days to discuss each other's comments and finalize the minutes. The secretary and chairperson shall each sign and date the final minutes. The signature of the chairperson and the secretary upon the final minutes shall indicate each Party=s assent to the minutes. With the sole exception of specific items of the meeting minutes to which the chairperson and the secretary cannot agree and which are escalated as provided below, definitive minutes of all Joint Development Committee meetings shall be finalized no later than 30 days after the meeting to which the minutes pertain. If at any time during the preparation and finalization of Joint Development Committee meeting minutes the secretary and the chairperson do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process provided in Section 3.4(b). The decision resulting from the escalation process shall be recorded by the chairperson or the secretary

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of Inspire in amended finalized minutes for said meeting.  All other issues in the minutes which are not subject to such escalation shall be finalized within the above-mentioned 30-day period.

     3.6  Term.    The Joint Development Committee shall exist until the
termination or expiration of the Joint Development Program and for such longer period as necessary to perform the responsibilities assigned to it under this Agreement.

     3.7  Expenses.    Each Party shall be responsible for all travel and
related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on, the Joint Development Committee.


4.   JOINT DEVELOPMENT PROGRAM.

     4.1  Scope of Joint Development Program.

          (a) The Joint Development Committee, acting in accordance with Sections 3.2(b) and (c), shall prepare and provide to each Party, in form and substance mutually acceptable to each Party, a detailed description of the specific actions to be taken under the Joint Development Program during the upcoming year, which shall include a reasonably detailed description of the goals and scope of such research, the allocation of responsibilities to the respective Parties and a research plan (each, an "Annual Development Plan").

          (b) If the Joint Development Committee fails to agree on an Annual Development Plan: (i) the Parties nevertheless shall continue to fund the Joint Development Program in accordance with Section 4.6; (ii) each Party nevertheless shall continue to conduct the Joint Development Program in accordance with the goals and scope of such research as reasonably determined by such Party, within the scope of the Joint Development Program conducted to date (or, with respect to the first year of the Joint Development Program, within the scope of this Agreement); and (iii) Inspire nevertheless shall continue to supply Compound, Finished Product and Delivery Systems necessary for the conduct of the Joint Development Program in accordance with this Section 4.

     4.2  Specific Kissei Responsibilities.    As part of the Joint Development
Program, and pursuant to the Annual Development Plans, Kissei shall:

          (a) Conduct, or cause to be conducted, manage and oversee any pre-clinical studies, or additional pre-clinical studies, required by the Regulatory Authorities in order to file an NDA for the Product in the Territory; (b) Conduct, or cause to be conducted, manage and oversee all clinical studies required by the Regulatory Authorities in order to obtain NDA Approvals for the Product in the Territory;

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          (c) Make all regulatory filings, based on the information and documentation provided by Inspire, and conduct all analysis and other support necessary with respect to the manufacture of the Finished Product, Delivery Systems or Product in the Territory; and

          (d) Perform such other obligations with respect to the Joint Development Program as the Joint Development Committee may assign to it from time to time.

     4.3  Specific Inspire Responsibilities.    As part of the Joint Development
Program and pursuant to the Annual Development Plans, Inspire shall:

          (a) Immediately after the Effective Date, provide to Kissei copies of all pre-clinical and clinical data, studies and materials in Inspire's possession and control that relate to the development and commercialization of the Product;

          (b) Thereafter provide to Kissei copies of all data, studies and material that come into Inspire's possession and control during the term of this Agreement that relate to the development and commercialization of the Product (including, without limitation, such data, studies and materials of Strategic Partners, to the extent Inspire has the right to provide same to Kissei);

          (c) In consultation with Kissei, finalize the design of and the manufacturing process for the Delivery System and the Finished Product, subject to review and approval of the Joint Development Committee;

          (d) In consultation with Kissei, make all necessary changes to: (i) the formulation, chemistry, manufacturing process and manufacturing controls for the Compound, Formulated Material and Finished Product; and (ii) the design and manufacturing method for the Delivery System and the Finished Product, subject in each case to review and approval of the Joint Development Committee;

          (e) Supply Kissei or its designee(s) with sufficient quantities of the Compound and/or the Formulated Material to complete all pre-clinical studies of the Product in which Kissei is required to engage by the applicable Regulatory Authorities until the filing of, or the affirmative decision of the Joint Development Committee not to pursue, an IND with respect to the Product in the Territory. Such Compound and/or Formulated Material shall be supplied in accordance with quarterly forecasts therefor provided by Kissei at least 180 days prior to the anticipated delivery date for each shipment thereof, provided, however, in the event that Kissei requires Compound and/or Formulated Material in fewer than 180 days, Kissei shall notify Inspire of such need and Inspire will use all reasonable efforts to meet Kissei's delivery request;



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          (f) Supply Kissei or its designee(s) with sufficient quantities of
Finished Product and Delivery Systems to complete all clinical studies and all development, analysis, regulatory support, cGMP and all other NDA Approval-related activities with respect to the Product in which Kissei is required to engage by applicable law or regulation until the commercial launch, or the affirmative decision of the Joint Development Committee not to pursue the commercial launch, of the Product in the Territory. Such Finished Product and Delivery Systems shall be supplied in accordance with quarterly forecasts therefor provided by Kissei at least 180 days prior to the anticipated delivery date for each shipment of Finished Product or Delivery Systems, provided, however, in the event that Kissei requires Finished Product and/or Delivery Systems in fewer than 180 days, Kissei shall notify Inspire of such need and Inspire will use all reasonable efforts to meet Kissei's delivery request;

          (g) As Inspire and its Third Party Manufacturers gain knowledge and experience in producing the pre-clinical and clinical supplies required pursuant to Sections 4.3(e) and (f), use reasonable efforts to reduce the lead time needed to manufacture Compound, Formulated Material, Finished Product and/or Delivery Systems such that Inspire could be in a position to meet Kissei's delivery requirements on fewer than 180 days prior notice;

          (h) Designate and maintain coordinator/liaisons in accordance with
Section 4.4;

          (i) Negotiate in good faith with all relevant Strategic Partners to obtain the right to: (i) disclose to Kissei all Third Party data or information owned by such Strategic Partners that this Agreement contemplates will be shared with Kissei to the extent that Inspire has the right to do so, and (ii) grant Kissei the right to cross-reference regulatory filings owned by such Strategic Partners that this Agreement contemplates will be granted to Kissei to the extent that Inspire has the right to do so; and

          (j) Perform such other obligations with respect to the Joint Development Program as the Joint Development Committee may assign to it from time to time.

     4.4  Coordinator/Liaison Functions.    Within 90 days after the Effective
Date, Inspire shall designate two FTEs, to be funded by Kissei pursuant to
Section 6.2, who shall perform the following functions:

          (a) One FTE shall serve as a project manager (the "Development Coordinator/Liaison") who shall be responsible for coordinating, and facilitating communication regarding, the worldwide development of the Product among Inspire, Kissei and Inspire's other strategic partners and/or licensees (collectively, "Strategic Partners"). Inspire shall continue to provide a Development Coordinator/Liaison until NDA Approval for the Product is received, or definitively abandoned, in the Territory, whichever occurs first; and

     (b) The second FTE shall serve as a project manager (the "Manufacturing Coordinator/Liaison") who shall be responsible for coordinating, and facilitating communication regarding, the design and development of the Delivery System and the Finished Product, the manufacture of the Compound, the formulation of the Formulated Material and the manufacture of the Product among Inspire, Kissei and Inspire's Strategic Partners. Inspire shall continue to provide a Manufacturing Coordinator/Liaison until Kissei files the NDA for the Product with the Regulatory Authority in the Territory , or until definitely abandoned, whichever occurs first. Thereafter Inspire shall continue to provide a Manufacturing Coordinator/Liaison as and when determined by the Joint Development Committee.

Each such coordinator/liaison shall maintain regular communication with Kissei and each of Inspire's Strategic Partners with respect to the matters for which such coordinator/liaison is responsible. Such communication may include attendance of meetings and telephone conferences to be held from time to time, at the request and convenience of the Parties and any Third Parties involved.

     4.5  Regulatory Matters.

          (a) Kissei shall be responsible for preparing and filing INDs, NDAs and other regulatory filings for the Product in the Territory up to and including NDA Approval, and thereafter shall be responsible for maintaining such NDA Approvals. All such filings shall be in Kissei's name.

          (b) Kissei shall own all INDs, NDAs, NDA Approvals and other regulatory filings for the Product in the Territory.

          (c) In order to assist Kissei in the performance of its obligations under this Section 4.5, Inspire, to the extent it has the right to do so, shall provide Kissei or its designee(s) with complete copies (or copies of relevant portions) of, and shall grant Kissei or its designee(s), free of charge, the right to cross-reference, any INDs, NDAs, NDA Approvals or other regulatory filings made or held in any country in North America and Europe for the Product. Inspire shall execute, acknowledge and deliver such further instruments, and shall do all such other acts, all as promptly as possible after Kissei's request therefor, that may be necessary or appropriate to effectuate such right in each such country. Inspire shall not guarantee or warrant that the information and documents provided to Kissei under this Section shall be useful or effective or free from any defect.

          (d) Kissei shall provide Inspire with complete copies (or copies of relevant portions) of, and shall grant Inspire free of charge the right to cross-reference any INDs, NDAs, NDA Approvals or other regulatory filings made or held in the Territory in the name of Kissei (or that of its Affiliates or Sublicensees) reasonably necessary or useful to enable Inspire to market products either within the Territory and outside the Field, or outside the Territory. Kissei shall execute, acknowledge and deliver such further instruments, and shall do all such other acts, all as promptly as possible after Inspire's request therefor, that may be necessary or appropriate to effectuate such right in the Territory. Kissei also shall provide such copies and such right to cross-reference, free of charge, to any Strategic Partner that grants Kissei or its designee(s) the right to cross-reference such Strategic Partner's INDs, NDAs, NDA Approvals or other regulatory filings made or held in any countries in North America and/or Europe to enable such Strategic Partner to market products outside the Territory in North America and Europe, and any other countries in which such Strategic Partners hold such rights. Moreover, Kissei shall provide such copies and such right to cross-reference, with a reasonable charge, to any Strategic Partner that does not have rights in any countries in North America and/or Europe to enable such Strategic Partner to market products outside the Territory in such countries. Kissei shall not guarantee or warrant that the information and documents provided to Inspire under this Section shall be useful or effective or free from any defect.

          (e) Kissei shall keep Inspire informed as to the status of all regulatory filings made pursuant to this Section 4.5, permit Inspire to review any revisions to any filings or communications with Regulatory Authorities during their preparation and shall confer with Inspire regarding the preparation of such filings, communications with Regulatory Authorities and other matters pertaining to or affecting the registration process.

          (f) In connection with any IND or NDA filed by Kissei pursuant to this
Section 4.5, Kissei shall notify Inspire as soon as reasonably possible of any meeting with the Regulatory Authority in the Territory scheduled by Kissei (which notification shall describe the subject matter of any such meeting), shall permit Inspire to assist Kissei in the preparation for any such meeting and shall promptly advise Inspire in writing of the outcome of any such meeting.

     4.6  Funding of Joint Development Program.

          (a) Except as otherwise expressly provided in this Agreement, each Party shall bear the entire cost and expense it incurs in connection with fulfillment of its obligations under the Joint Development Program.

          (b) Kissei shall pay [CONFIDENTIAL TREATMENT REQUESTED], as the case may be, in connection with the manufacture and supply of Compound, Formulated Material, Finished Product and Delivery Systems pursuant to Sections 4.3(e) and
(f). Inspire shall be entitled to invoice Kissei therefor following shipment of such Compound, Formulated Material, Finished Product and Delivery Systems from time to time. Payment shall be made by Kissei in U.S. Dollars within 30 days after Kissei's receipt of each invoice therefor, by telegraphic transfer remittance.

     4.7  Conduct of Joint Development Program.    The Parties, acting in
accordance with this Section 4 and relevant Annual Development Plans, shall use all commercially reasonable efforts to develop the Product in the Territory. Kissei, acting in accordance with this Section 4 and relevant Annual Development Plans, shall use all commercially reasonable efforts to obtain NDA Approvals necessary to market and sell the Product in the Territory. Without limiting the generality of the foregoing, during the term of the Joint Development Program, each Party shall:

          (a) undertake an interactive, cooperative Joint Development Program with the other Party as set forth in the applicable Annual Development Plan, and such other activities that, from time to time, the Joint Development Committee decides are necessary for the commercial success of the Joint Development Program;

          (b) use all reasonable efforts and proceed diligently to perform the work set out for such Party to perform in the Annual Development Plan, including, without limitation, by using personnel with sufficient skills and experience, together with sufficient equipment and facilities (it being acknowledged that neither Party shall have an obligation to acquire additional equipment or to expand its facilities in order to perform its obligations under the Joint Development Program);

          (c) conduct the Joint Development Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable current good clinical practice, good laboratory practice and current good manufacturing practice to attempt to achieve the objectives of the Joint Development Program efficiently and expeditiously;

          (d) within 30 days after the end of each six-month period during the term of the Joint Development Program and within 30 days following the expiration or termination of the Joint Development Program, furnish the Joint Development Committee with reasonably detailed, written reports on all activities conducted by such Party under the Joint Development Program during such six-month period or the term of the Joint Development Program, as the case may be;

          (e) maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the Joint Development Program in the form required under all applicable laws and regulations. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records. Each Party shall maintain such records and information contained therein in confidence in accordance with Section 10 and shall not use such records or information except to the extent otherwise permitted by this Agreement; and

          (f) allow representatives of the other Party, upon reasonable notice and during normal business hours, to visit such Party's facilities where the Joint Development Program is being conducted, and consult, during such visits and by telephone, with such Party's personnel performing work on the Joint Development Program.

     4.8  Liability.    Each Party shall be responsible for, and hereby assumes,
any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions, during the term of the Joint Development Program, of such Party or its Affiliates, and their respective directors, officers, employees and agents.


5.   GRANT OF RIGHTS; COMMERCIALIZATION; MARKETING.

     5.1  Development Licenses.

          (a) Inspire hereby grants to Kissei, during the term of the Joint Development Program, the exclusive (except as to Inspire), paid-up license, with the right to grant sublicenses solely to the extent provided in Section 5.3(a), under the Licensed Technology, to conduct the Joint Development Program.

          (b) Kissei hereby grants to Inspire, during the term of the Joint Development Program, the exclusive (except as to Kissei), paid-up license, with no right to grant sublicenses (except to the extent necessary to conduct the Joint Development Program), under Kissei's interest in any Inventions, to conduct the Joint Development Program.

     5.2  Commercialization License.    Inspire hereby grants to Kissei an
exclusive (even as to Inspire) license throughout the Territory, with the right to grant sublicenses in accordance with the terms of this Agreement, under the Licensed Technology, to develop, use, market and sell Products in the Field. With respect to any such Patents that may issue in Japan during the term of this Agreement, a statement referencing the exclusive license granted to Kissei pursuant to this Section 5.2 shall be registered with the Japanese Patent Office at Kissei=s cost, as soon as is practically possible after the issuance of the respective Patents. Inspire hereby agrees that it will execute such documents and instruments as may be required to effect the registration of such statement and otherwise cooperate with Kissei in connection with the registration of such statement with the Japanese Patent Office.

     5.3  Sublicensing.

          (a) Solely in connection with the grant of a sublicense of the licenses granted to Kissei under Section 5.2, Kissei shall have the right to grant a sublicense of the licenses granted to Kissei under Section 5.1(a) for purposes of such Affiliates' or Sublicensees' performance of Kissei's obligations under Section 4, provided that, in addition to the requirements set forth in Section 5.3(b), each Affiliate or Sublicensee agrees in writing to maintain scientific records and permit Inspire to inspect and copy such records and visit such facilities pursuant to the relevant provisions of Section 4.7, and to observe all other applicable terms, of this Agreement.

          (b) Kissei shall have the right to grant sublicenses to any of its Affiliates or Sublicensees of the licenses granted to Kissei under Section 5.2 for purposes of such Affiliates' or Sublicensees' performance of Kissei's obligations under Section 5.5, provided that: (i) Kissei shall submit all proposed sublicenses to Inspire for approval, which approval shall not be unreasonably withheld; (ii) Kissei shall guarantee and be responsible for the making of all payments due, and the making of any reports under this Agreement, with respect to sales of Product by its Affiliates or Sublicensees and their compliance with all applicable terms of this Agreement; and (iii) each Affiliate or Sublicensee agrees in writing to maintain books and records and permit Inspire to review such books and records pursuant to the relevant provisions, and to observe all other applicable terms, of this Agreement.
Kissei shall promptly provide Inspire with notice of any sublicense granted pursuant to this Section 5.3, and provide a copy of the sublicense to Inspire upon its request.

          (c) Kissei hereby unconditionally guarantees the performance of any of its Affiliates and Sublicensees hereunder. In the event of a breach by such an Affiliate or Sublicensee in the observance of applicable terms of this Agreement, Inspire shall be entitled to proceed against either such Affiliate or Sublicensee or directly against Kissei, as Inspire may determine in its sole discretion, to enforce this Agreement.

     5.4  Grantback Rights.    Subject to the terms and conditions of this
Agreement, Kissei hereby grants to Inspire:

          (a) With respect to any unpatented know-how that embodies or relates to Inventions and that are owned or controlled by Kissei or its Affiliates, an exclusive (except as to Kissei), paid-up, perpetual license thereunder: (i) to develop, make, have made, use, offer to sell, sell and have sold products with applications outside the Field for all purposes worldwide (including, without limitation, within the Territory), and (ii) to develop, make, have made, use, offer to sell, sell and have sold Products with applications within the Field for all purposes outside the Territory. The foregoing licenses shall include the right to grant sublicenses.

          (b) With respect to any patents or patent applications that embody or relate to Inventions and that are owned or controlled by Kissei or its Affiliates, an exclusive (except as to Kissei), paid-up, perpetual license thereunder, to develop, make, have made, use, offer to sell, sell and have sold Products with applications within the Field for all purposes outside the Territory. The foregoing licenses shall include the right to grant sublicenses.

          (c) With respect to any patents or patent applications that embody or relate to Inventions and that are owned or controlled by Kissei or its Affiliates, an exclusive (except as to Kissei) license, with fees and royalties as consideration to Kissei, to develop, make, have made, use, offer to sell, sell and have sold products with applications outside the Field for all purposes worldwide (including, without limitation, within the Territory); provided that Inspire shall grant Kissei a right of first offer with respect to co-development and co-marketing of products covered by such Inventions. The foregoing licenses shall include the right to grant sublicenses. The Parties shall negotiate the license fees and royalty rates for the license to such Inventions in good faith and consistent with customary business practices therefor and the other terms and conditions set forth in this Agreement.

     5.5  Commercialization Obligations, Rights.    Kissei shall use all
commercially reasonable efforts to develop and commercialize the Product in the Territory. In connection therewith, Kissei shall dedicate resources to the development and commercialization of the Product consistent with the resources that Kissei, at all relevant times, would dedicate to products containing compounds that were generated from Kissei's own research efforts which Kissei decided to develop commercially and market and that have pricing, volume and marketing potentials similar to those of the Product. Kissei, either itself and/or by and through its Affiliates and Sublicensees, shall be responsible for, and shall have the exclusive right to engage in, all marketing, advertising, promotional, launch and sales activities in connection with such efforts.

     5.6  Right of First Refusal.    [CONFIDENTIAL TREATMENT REQUESTED]

     5.7  Adverse Reaction Reporting.

          (a) Each Party shall record, evaluate, summarize and review all adverse drug experiences associated with the Compound and the Product. In order that each Party may be fully informed of the adverse drug experiences associated therewith that are known to the other Party, each Party shall report:

               (i)  In the case of Inspire, to:

                    Inspire Pharmaceuticals, Inc.
                    4222 Emperor Boulevard, Suite 470
                    Durham, North Carolina  27703
                    USA
                    Attention:  Patricia Edgar, Ph.D., Director, Regulatory
                                Affairs
                    Facsimile No.: (919) 941-9797
                    Telephone No.: (919) 941-9777 ext. 277

               (ii)  In the case of Kissei, to:

                    Kissei Pharmaceutical Co., Ltd.
                    1-3, Koishikawa
                    3-Chome, Bunkyo-Ku, Tokyo
                    112-0002
                    JAPAN
                    Attention:  Haruo Suzawa, Ph.D., Director, Member of the
                                Board, Clinical Development, R & D
                    Facsimile No.: (03)5804-8560
                    Telephone No.: (03)5684-3539

all "adverse events," as defined by the then current ICH guidelines, involving the Compound and/or the Product (all such reports, "AE Reports"). "Serious" adverse events shall be reported to the other Party within three working days after a Party's (a "reporting Party") becoming aware of such an event and shall either be reported by facsimile or telephone. The reporting Party shall report on a quarterly basis all other adverse events that are known to the reporting Party through either the receipt of clinical study documentation or post-market surveillance. In addition, the reporting Party shall report all known instances of use of the Product during pregnancy. In any event, each Party shall promptly notify the other of any complaint received by such Party in sufficient detail and in sufficient time to allow the responsible Party to comply with any and all regulatory requirements imposed upon it in the Territory. Each Party shall also advise the other of any regulatory developments (e.g., proposed recalls, labeling and other registrational dossier changes, etc.) affecting the Compound or the Product in the Territory.

          (b) According to current ICH guidelines, an "adverse event" is any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product, which occurrence does not necessarily have to have a causal relationship with the treatment.

          (c) According to current ICH guidelines, a "serious" adverse event is any untoward medical occurrence that, at any dose, results in death, is life-threatening (at the time of the event), requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability or incapacity, or is a congenital anomaly or birth defect.

          (d) The details of adverse reaction reporting during development stage and thereafter shall be stipulated in separate agreements to be entered into by the Parties in due course.

6.   FEES, MILESTONES AND ROYALTIES.

     6.1  Up-front Payment.

          (a) As partial consideration to Inspire for the license and other rights granted to Kissei under this Agreement, upon the execution of this Agreement by both Parties, Kissei shall pay to Inspire the sum of [CONFIDENTIAL TREATMENT REQUESTED] in connection with the license and other rights in the Territory. Such sum shall be non-refundable.

          (b) As further consideration to Inspire for the license and other rights granted to Kissei under this Agreement, pursuant to the Stock Purchase Agreement and simultaneously with the execution of this Agreement, Kissei is purchasing 375,000 shares of Inspire's Series C Preferred Stock for an aggregate purchase price of US$900,000.

     6.2  Coordinator/Liaison Fees.    As consideration to Inspire for
designating and maintaining the Development Coordinator/Liaison and the Manufacturing Coordinator/Liaison:

          (a) For every calendar year during which Inspire maintains a Development Coordinator/Liaison, Kissei shall pay Inspire the sum of [CONFIDENTIAL TREATMENT REQUESTED], which shall be payable, in advance, on the first day of each calendar quarter, in equal installments, until NDA Approval for the Product is received, or definitively abandoned, in the Territory, whichever occurs first; and

          (b) For every calendar year during which Inspire maintains a Manufacturing Coordinator/Liaison, Kissei shall pay Inspire the sum of [CONFIDENTIAL TREATMENT REQUESTED], which shall be payable, in advance, on the first day of each calendar quarter, in equal installments until Kissei files the NDA for the Product with the Regulatory Authority in the Territory , or until definitely abandoned, whichever occurs first. Thereafter Kissei shall continue to make such payments for the Manufacturing Coordinator/Liaison as and when determined by the Joint Development Committee. In addition, during any period when Kissei is paying such amount for the Manufacturing Coordinator/Liaison, Kissei shall also reimburse Inspire for all reasonable travel, lodging, meals and other necessary out-of-pocket expenses incurred by Inspire in connection with the Manufacturing Coordinator/Liaison's performance of his or her obligations under this Agreement.In addition, on the Effective Date, Kissei shall pay Inspire a quarterly installment of each of the Development Coordinator/Liaison fee and the Manufacturing Coordinator/Liaison fee, pro rated for the number of days remaining after the Effective Date in the calendar quarter in which the Effective Date falls. Similarly, Inspire shall refund to Kissei such portion of quarterly installment of each of the Development Coordinator/Liaison fee and the Manufacturing Coordinator/Liaison fee as prorated for the number of days remaining after the termination of each of their services in the calendar quarter in which the termination occurs.

     6.3  Milestone Payments.    As further consideration to Inspire for the
license and other rights granted to Kissei under this Agreement, Kissei shall pay to Inspire the following milestone payments upon the first occurrence of each event set forth below with respect to each Product:

[CONFIDENTIAL TREATMENT REQUESTED]

          Each of the payments required pursuant to this Section 6.3 shall be paid within 30 days after such milestone has been achieved.

     6.4  Transfer Price.

          (a) The transfer price to Kissei for the Supplied Goods shall be an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] (the "Transfer Price").

          (b) Notwithstanding Section 6.4(a), in the event and to the extent that Kissei provides Delivery Systems to health care providers and/or patients at a nominal charge or no charge,

          Inspire and Kissei will negotiation in good faith for [CONFIDENTIAL TREATMENT REQUESTED].

(c)  [CONFIDENTIAL TREATMENT REQUESTED]

     6.5  Royalty Payments.    As further consideration to Inspire for the
license and other rights granted to Kissei under this Agreement, during the term of this Agreement, Kissei shall pay to Inspire a royalty on Net Sales of the Product commencing on the First Commercial Sale of the Product by Kissei, its Affiliates or its Sublicensees, on a Product-by-Product basis, in an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of the aggregate Net Sales of the Product by Kissei, its Affiliates and its Sublicensees throughout the Territory. Notwithstanding the foregoing, the royalty rate shall be reduced to [CONFIDENTIAL TREATMENT REQUESTED] with respect to a Product when such Product ceases to be covered by any Licensed Claims in the Territory or when one or more Third Parties markets a generic product. For purposes of this provision, "generic product" means a Third Party product: (i) having as a pharmaceutically active ingredient the same Compound or its salt as such Product, AND (ii) where the manufacture, use or sale of such Third Party product is not covered by a Licensed Claim. Such reduced royalty rate shall be effective for the first full calendar quarter commencing after the date of any such event.

     6.6  Obligation to Pay Royalties.   The obligation to pay royalties to
Inspire under this Section 6 is imposed only once with respect to the same unit of Product regardless of the number of Patents or quantity of Know-how pertaining thereto. There shall be no obligation to pay royalties to Inspire under this Section 6 on sales of Product between Kissei and its Affiliates and Sublicensees, but in such instances the obligation to pay royalties shall arise upon the sale by Kissei or its Affiliates or Sublicensees to unrelated Third Parties. Payments due under this Section 6 shall be deemed to accrue when Product is billed.

7.   PAYMENTS AND REPORTS.

     7.1  Payments.

          (a) Inspire shall submit invoices to Kissei for the Transfer Price of Supplied Goods promptly after each shipment thereof. Each such invoice shall include any previously uninvoiced adjustments to the Cost of Delivery Systems pursuant to Section 6.4(b). Payments shall be made by Kissei within 30 days after Kissei's receipt of each invoice therefor, by telegraphic transfer remittance.

          (b) Beginning with the calendar quarter in which the First Commercial Sale of Products is made in the Territory and for each calendar quarter thereafter, Kissei shall submit a statement, Product-by-Product, of the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales. Each such statement shall also include information on the number of Delivery Systems delivered by Kissei during such calendar quarter and the price Kissei charged therefor. Each such statement shall be accompanied by payment of the royalties due. The statement, together with the accompanying payment, shall be submitted quarterly within 30 days after the end of each calendar quarter.

     7.2  Mode of Payment.    All invoices submitted by Inspire shall be stated
in U.S. Dollars. Kissei shall make all payments required under this Agreement as directed by Inspire from time to time, net of any out-of-pocket transfer costs or fees, in U.S. Dollars. All payments due shall be translated at the Telegraphic Transfer Selling rate (TTS) quoted by Tokyo Mitsubishi Bank, Japan on the day and time of remittance.

     7.3 Records Retention. Kissei and its Affiliates and Sublicensees shall keep complete and accurate records pertaining to the sale of Products, and Inspire shall keep complete and accurate records pertaining to Inspire's Cost of Compound, Formulated Material, Cost of Finished Product and Cost of Delivery Systems, for a period of three calendar years after the year in which such sales or costs occurred, and in sufficient detail to permit the other Party to confirm the accuracy of the aggregate royalty and/or Transfer Price calculations hereunder.

     7.4  Audit Request.

          (a) At the request and expense of Inspire, Kissei and its Affiliates and Sublicensees shall permit an independent, certified public accountant appointed by Inspire and reasonably acceptable to Kissei, at reasonable times and upon reasonable notice, to examine such records as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or
(ii) obtain information as to the aggregate Transfer Price and/or royalties payable for any calendar quarter in the case of Kissei's failure to report or pay pursuant to this Agreement. Said accountant shall not disclose to Inspire any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties.

          (b) At the request and expense of Kissei, Inspire shall permit an independent, certified public accountant appointed by Kissei and reasonably acceptable to Inspire, at reasonable times and upon reasonable notice, to examine those records as may be necessary to verify the aggregate Cost of Compound, Cost of Formulated Material, Cost of Finished Product and/or Cost of Delivery Systems incurred for any period. Said accountant shall not disclose to Kissei any information other than information relating to said Cost of Compound, Cost of Formulated Material, Cost of Products and/or Cost of Delivery Systems. Results of any such examination shall be made available to both Parties.

     7.5  Cost of Audit.

          (a) Inspire shall bear the full cost of the performance of any audit requested by Inspire except as hereinafter set forth. If, as a result of any inspection of the books and records of Kissei, its Affiliates or its Sublicensees, it is shown that Kissei's payments under this Agreement were less than the amount which should have been paid, then Kissei shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after Inspire's demand therefor. Furthermore, if the payments made were less than 95% of the amount that should have been paid during the period in question, Kissei shall also reimburse Inspire for the reasonable costs of such audit and shall make such payment required to be made to eliminate such discrepancy.

          (b) Kissei shall bear the full cost of the performance of any audit requested by Kissei except as hereinafter set forth. If, as a result of any inspection of the books and records of Inspire, it is shown that Inspire overstated its Cost of Compound, Cost of Formulated Material, Cost of Finished Product and/or Cost of Delivery Systems under this Agreement for any period, then Kissei shall be entitled to a credit in the amount necessary to eliminate any discrepancy revealed by said inspection. Such credit may be applied against any amounts due and owing to Inspire pursuant to this Agreement (e.g., milestones, royalties, Transfer Price). Furthermore, if the amounts for any period were overstated by more than five percent, Inspire shall also reimburse Kissei for the reasonable costs of such audit and shall make such payment required to be made to eliminate such discrepancy.

     7.6 No Non-Monetary Consideration for Sales. Without the prior written consent of Inspire, Kissei and its Affiliates and Sublicensees shall not accept or solicit any non-monetary consideration of the sale of the Product other than as would be reflected in Net Sales. The use by Kissei and its Affiliates and Sublicensees of a commercially reasonable amount of Product for promotional sampling shall not violate this Section 7.6.

     7.7  Taxes.

          (a) In the event that Kissei is required to withhold any tax to the tax or revenue authorities in the Territory regarding any payment to Inspire due to the laws of such country, such amount shall be deducted from the payment to be made by Kissei, and Kissei shall notify Inspire and promptly furnish Inspire with copies of any tax certificate or other documentation evidencing such withholding. Each Party agrees to cooperate with the other party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

          (b) If Inspire has the legal obligation to collect and/or pay any sales, use, excise or value added taxes, the appropriate amount shall be added to Kissei's invoice and paid by Kissei, unless Kissei provides Inspire with a valid tax exemption certificate authorized by the appropriate taxing authority.


8.   MANUFACTURE AND SUPPLY.

     8.1  Commercial Supply Agreement.    Both Parties recognize the importance
of Inspire establishing and maintaining a reliable and steady source of supply of Finished Product and Delivery Systems (collectively, "Supplied Goods") for commercial marketing in the Territory by Kissei so that supply shortages do not occur. Commencing on the Effective Date, Inspire intends to work toward that goal with its Third Party Manufacturers, and will keep Kissei informed, through the Joint Development Committe, of the actions being undertaken by Inspire to do so. Inspire shall also give Kissei, through the Joint Development Committee or otherwise, as Kissei may desire, an opportunity to review Inspire's actions and provide input into other actions deemed appropriate. At such time as the Joint Development Committee determines is appropriate, the Parties shall negotiate in good faith the terms of a commerical supply agreement to be entered into by the Parties (the "Supply Agreement") pursuant to which Inspire shall provide Kissei with its commercial supply requirements of Supplied Goods. The Supply Agreement shall contain mutually acceptable terms and conditions, substantially consistent with the terms and conditions set forth on Exhibit D.


9.   OWNERSHIP; PATENTS.

     9.1  Ownership.

          (a) Except as otherwise provided in Section 9.1(b) or (c), Inspire shall retain all right, title and interest in and to the Patents and Know-how, regardless of which Party prepares and prosecutes the applications associated therewith, or maintains the patents, copyrights or other intellectual property rights related thereto, subject to the license granted to Kissei pursuant to
Section 5.2. Rights to Inventions made solely by employees of Inspire shall belong to Inspire.

Notwithstanding any other provision of this Agreement, Kissei shall not own any right, title or interest in and to any Inventions relating to the Cassette or Delivery System.

          (b) Rights to Inventions made solely by employees of Kissei shall belong to Kissei.

          (c) Rights to Inventions which were made jointly by employees of Inspire and by employees of Kissei shall belong jointly to Inspire and to Kissei. Such joint Inventions shall be subject to the terms and conditions of this Agreement.

          (d) Inspire shall not own any right, title or interest in any trademark or trade name selected by Kissei or the Joint Development Committee to appear on any Product label or to be inscribed on any Product or component part thereof.

     9.2  Patent Maintenance.

          (a) Inspire shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to the Licensed Technology (including the Patents) throughout the Territory. Inspire shall pay all costs and expenses of filing, prosecuting and maintaining the Patents and the patents covering Inventions owned by Inspire in the Territory.

          (b) Inspire shall select qualified independent patent counsel to file and prosecute all patent applications pursuant to Section 9.2(a). Inspire shall provide copies to Kissei of any filings made to, and written communications received from, any patent office relating, in whole or in part, to the Licensed Claims.

          (c) Each Party agrees promptly to provide to the other Party a complete written disclosure of any Invention made by such Party. Inspire shall determine whether any Invention owned solely by Inspire or jointly by Inspire and Kissei is patentable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention. Kissei shall determine whether any Invention owned solely by Kissei is patentable, and if so, shall proceed with the preparation and prosecution of a patent application covering any such Invention.

          (d) Inspire and Kissei shall share all costs and expenses of filing, prosecuting and maintaining the Patents and the patents covering Inventions owned jointly by Kissei and Inspire in the Territory. If either Party elects not to pay for: (i) the filing of a patent application in the Territory on any such Patent or Invention which the other Party reasonably believes is patentable, or (ii) the further prosecution or maintenance of any such Patent or Invention in the Territory, or (iii) the filing of any divisional or continuing patent application based on any Patent or Invention in the Territory, such Party shall notify the other Party in a timely manner and the other Party may do so at its own expense. In such event, such patent or application in the Territory shall be assigned by such Party to the other Party, all of such assigning Party's rights in such patent or application in the Territory shall cease, and, in the case where Kissei is the assigning Party, the license granted to Kissei under Section 5.2 with respect thereto shall terminate.

          (e) Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance, and enforcement of all such patents.

     9.3  Patent Enforcement.

          (a) If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim (an "infringement") by a Third Party with respect to any Licensed Technology within the Territory, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement. In addition, Inspire shall notify Kissei when Inspire becomes aware of any infringement action involving the Product in any country outside the Territory in a timely manner.

          (b) Kissei shall have the first right, but not the duty, to institute patent infringement actions against Third Parties based on any Licensed Technology in the Territory. If Kissei does not secure actual cessation of such infringement or institute an infringement proceeding against an offending Third Party within 180 days of learning of such infringement, Inspire shall have the right, but not the duty, to institute such an action with respect to any infringement by such Third Party. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions. Any award paid by Third Parties as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, [CONFIDENTIAL TREATMENT REQUESTED].

     9.4  Infringement Action by Third Parties.    In the event of the
institution or threatened institution of any suit by a Third Party against Kissei for patent infringement involving the sale, distribution or marketing of any Product in the Territory where such infringement claim is a result of the use of the Licensed Technology, Kissei shall promptly notify Inspire in writing of such suit. Unless otherwise covered by Section 11.2(c), Kissei shall have the right to defend such suit at its own expense, and Inspire hereby agrees to assist and cooperate with Kissei, at Inspire's own expense, to the extent necessary in the defense of such suit. During the pendency of such action and thereafter, Kissei shall continue to make all payments due under this Agreement; provided, however, that Kissei shall be entitled to a credit against royalties otherwise owing on such Product in an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of the royalties or other damages due to such Third Party in any calendar quarter, except that in no event shall any such credit reduce the royalty rate to less than [CONFIDENTIAL TREATMENT REQUESTED]. Further, if Kissei finally prevails and receives an award from such Third Party as a result of such action (whether by way of judgment, award, decree, settlement or otherwise), such award shall be allocated in the manner provided in Section 9.3(b).


10.  PUBLICATION; CONFIDENTIALITY.

     10.1  Notification.

          (a) Both Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement. However, both Parties also recognize the importance of acquiring patent protection. Consequently, subject to any applicable laws or regulations obligating either Party to do otherwise, any proposed publication by either Party shall comply with this Section 10.1(a). At least 30 days before a manuscript is to be submitted to a publisher, the publishing Party will provide the Joint Development Committee with a copy of the manuscript. Any such manuscript, if not in English, shall be accompanied by an English language summary thereof, which shall include a translation of all data tables to be included in such manuscript. In such event, the publishing Party shall provide an English translation of such manuscript, in whole or in part, as requested by any member of the Joint Development Committee, at least 10 days prior to submission of such manuscript to the publisher. If the publishing Party wishes to make an oral presentation, it will provide the Joint Development Committee with a copy of the abstract (if one is submitted) at least 30 days before it is to be submitted.

          (b) In addition, Inspire shall provide Kissei with a copy of any publications relating to the Compound or the Product published by any of Inspire's Strategic Partners in a timely manner after such publication.

     10.2  Review.    The Joint Development Committee will review the
manuscript, abstract, text or any other material provided under Section 10.1(a) to determine whether patentable subject matter is disclosed. The Joint Development Committee will notify the publishing Party within 30 days of receipt of the proposed publication if the Joint Development Committee, in good faith, determines that patentable subject matter is or may be disclosed, or if the Joint Development Committee, in good faith, believes Confidential Information (as defined in Section 10.4) is or may be disclosed. If it is determined by the Joint Development Committee that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed 90 days from the Joint Development Committee's receipt of the proposed publication or presentation to allow time for the filing of patent applications covering patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the 90 day period, the Joint Development Committee will discuss the need for obtaining an extension of the publication delay beyond the 90 day period. If it is determined in good faith by the Joint Development Committee that Confidential Information or proprietary information is being disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure.

     10.3  Exclusions.    Nothing in Sections 10.1 and 10.2 shall prevent either
Party: (i) in connection with efforts to secure financing at any time during the term of this Agreement, from issuing statements as to achievements made, and the status of the work being done by the Parties, under this Agreement, so long as such statements do not jeopardize the ability to obtain patent protection on Inventions or disclose non-public technical or scientific Confidential Information; or (ii) from issuing statements that such Party determines to be necessary to comply with applicable law (including the disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by such Party are traded); provided that, to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements sufficiently in advance of the scheduled release thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

     10.4  Confidentiality; Exceptions.    Except to the extent expressly
authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for five years thereafter, the receiving Party, its Affiliates, its licensees and its sublicensees shall keep, and shall ensure that its employees, officers and directors keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other Party, its Affiliates, its licensees or its sublicensees or developed under or in connection with this Agreement, except to the extent that it can be established by the receiving Party by competent proof that such information: (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (iii) became generally available to the public or was otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, "Confidential Information").

     10.5  Exceptions to Obligation.    The restrictions contained in Section
10.4 shall not apply to Confidential Information that: (i) is submitted by the recipient to governmental authorities to facilitate the issuance of NDA Approvals for the Product, provided that reasonable measures shall be taken to assure confidential treatment of such information; (ii) is provided by the recipient to Third Parties under confidentiality provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and, with respect to Kissei, to Third Parties who are Sublicensees or other development/marketing partners of Kissei with respect to any of the subject matter of this Agreement; or (iii) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; provided that if a Party is required to make any such disclosure of the other Party's Confidential Information such Party will, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

     10.6  Limitations on Use.    Each Party shall use, and cause each of its
Affiliates, its licensees and its sublicensees to use, any Confidential Information obtained by such Party from the other Party, its Affiliates, its licensees or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby.

     10.7  Remedies.    Each Party shall be entitled, in addition to any other
right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party, its Affiliates, its licensees and/or its sublicensees from any violation or threatened violation of this Section 10.


11.  INDEMNIFICATION.

     11.1  By Kissei.    Kissei shall indemnify, defend and hold harmless
Inspire and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

          (a) negligence, recklessness or wrongful intentional acts or omissions of Kissei, its Affiliates or its Sublicensees, if any, and their respective directors, officers, employees and agents, in connection with the work performed by Kissei under the Joint Development Program;

          (b) any warranty claims, Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use, distribution or sale of any Product by Kissei, its Affiliates or its Sublicensees due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, Kissei, its Affiliates or its Sublicensees, and their respective directors, officers, employees and agents, except, in each case, to the comparative extent such claim arose out of or resulted from the negligence, recklessness or wrongful intentional acts or omissions of Inspire and its Affiliates, and their respective directors, officers, employees and agents; or

          (c) any breach of any representation or warranty made by Kissei pursuant to Section 2.

     11.2  By Inspire.    Inspire shall indemnify, defend and hold harmless
Kissei, its Affiliates and its Sublicensees, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) arising out of or resulting from:

          (a) negligence, recklessness or wrongful intentional acts or omissions of Inspire or its Affiliates, and their respective directors, officers, employees and agents, in connection with the work performed by Inspire under the Joint Development Program;

          (b) any warranty claims, Product recalls or any tort claims of personal injury (including death) or property damage relating to or arising out of any manufacture, use, distribution or sale of any Supplied Goods by Inspire or its Affiliates due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, Inspire or its Affiliates, and their respective directors, officers, employees and agents, except, in each case, to the comparative extent such claim arose out of or resulted from the negligence, recklessness or wrongful intentional acts or omissions of Kissei, its Affiliates or its Sublicensees, and their respective directors, officers, employees and agents; or

          (c) any breach of any representation or warranty made by Inspire pursuant to Section 2.

     11.3  Notice.    In the event that any person (an "indemnitee") entitled to indemnification under Section 11.1 or 11.2 is seeking such indemnification, such indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on the indemnitee or the other Party) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.

     11.4  Complete Indemnification.    As the Parties intend complete
indemnification, all costs and expenses incurred by an indemnitee in connection with enforcement of this Section 11 shall also be reimbursed by the indemnifying Party.


12.  TERM; TERMINATION.

     12.1  Term.    This Agreement shall become effective as of the Effective
Date and, unless earlier terminated pursuant to the other provisions of this
Section 12, shall expire as follows:

          (a) As to each Product in the Territory, this Agreement shall expire on the later of (i) the tenth anniversary of the First Commercial Sale of such Product in the Territory, or (ii) the date on which the sale of such Product ceases to be covered by a Licensed Claim in the Territory.

          (b) This Agreement shall expire in its entirety upon the expiration of this Agreement with respect to all Products in the Territory.

     12.2  Termination for Cause.    Either Party (the "non-breaching Party")
may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party (the "breaching Party") shall have materially breached or defaulted in the performance of any of its material obligations hereunder (but excluding any such breach or default under the Supply Agreement, which shall be addressed in such separate Supply Agreement), and such default shall have continued for 60 days after written notice thereof was provided to the breaching party by the non-breaching party (or, if such default cannot be cured within such 60-day period, if the breaching party does not commence and diligently continue actions to cure such default during such 60-day period). Any such termination shall become effective at the end of such 60-day period unless the breaching party has cured any such breach or default prior to the expiration of such 60-day period (or, if such default cannot be cured within such 60-day period, if the breaching party has commenced and diligently continued actions to cure such default). The right of either party to terminate this Agreement as provided in this Section 12.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

     12.3  Termination by Kissei.    In the event that Kissei, in its sole good
faith discretion, determines that continued development or marketing of the Product pursuant to this Agreement is scientifically or economically infeasible, Kissei shall have the right to terminate this Agreement in its entirety upon three months' prior written notice.

     12.4  Effect of Expiration or Termination.

          (a) Following the expiration of the term of this Agreement with respect to a Product in the Territory pursuant to Section 12.1(a):

          (i) Kissei shall have a non-exclusive, royalty-free, perpetual right to continue to use, market, distribute, sell, manufacture and have manufactured any Product in the Territory, and the non-exclusive, perpetual and paid-up right to use the Licensed Technology in connection therewith. To that end, Kissei may continue to hold and use all data, reports, records and materials that relate to or are prepared in the course of the Joint Development Program, and may hold all INDs, NDAs, NDA Approvals and other regulatory filings made or filed by Kissei for such Product, pursuant to this Agreement, and may in its sole discretion continue any sublicense granted by Kissei under this Agreement; and

          (ii) Inspire shall have the fully-paid non-exclusive right to continue to cross-reference and otherwise exercise its rights as set forth in
Section 4.5(d) under the NDA Approval(s) and other regulatory filings for such Product in the Territory.

          (b) Following expiration of the term of this Agreement in its entirety pursuant to Section 12.1(b):

          (i) Kissei shall have a non-exclusive, royalty-free, perpetual right to continue to use, market, distribute, sell manufacture and have manufactured all Products in the Territory, and the non-exclusive, perpetual and paid-up right to use the Licensed Technology in connection therewith. To that end, Kissei may continue to hold and use all data, reports, records and materials that relate to or are prepared in the course of the Joint Development Program, and may hold all INDs, NDAs, NDA Approvals and other regulatory filings made or filed by Kissei for all Products, pursuant to this Agreement, and may in its sole discretion continue any sublicense granted by Kissei under this Agreement;

          (ii) Inspire shall have: (A) the fully-paid non-exclusive right to continue to cross-reference and otherwise exercise its rights as set forth in
Section 4.5(d) under the NDA Approvals and other regulatory filings for Products in such countries; and (B) the fully-paid, non-exclusive, perpetual right to continue to use patents or know-how that embody or relate to Inventions and that are owned or controlled by Kissei or its Affiliates as set forth in Section 5.4.

          (c)  If this Agreement is terminated by Inspire pursuant to Section
12.2 by reason of a breach or default by Kissei, in addition to any other remedies available to Inspire at law or in equity, or by Kissei pursuant to
Section 12.3: (i) Kissei shall promptly transfer to Inspire copies of all data, reports, records and materials in Kissei's possession or control that relate to the Joint Development Program and return to Inspire all relevant records and materials in Kissei's possession or control containing Confidential Information of Inspire (provided that Kissei may keep one copy of such Confidential Information of Inspire for archival purposes only); (ii) all licenses granted by Inspire to Kissei under Sections 5.1 and 5.2 shall terminate; (iii) ownership of all INDs, NDAs, NDA Approvals and other regulatory filings made or filed for the Product shall be transferred promptly to Inspire; and (iv) all sublicenses granted by Kissei under this Agreement shall terminate. Furthermore, Inspire shall have the fully-paid, non-exclusive, perpetual right to continue to use patents or know-how that embody or relate to Inventions and that are owned or controlled by Kissei or its Affiliates as set forth in Section 5.4.

          (d)  If this Agreement is terminated by Kissei pursuant to Section
12.2 by reason of a breach or default by Inspire, in addition to any other remedies available to Kissei at law or in equity,: (i) the license granted to Inspire by Kissei under Section 5.4 shall terminate; (ii) Kissei shall have an exclusive, royalty-free, perpetual right to continue to use, market, distribute, sell, manufacture and have manufactured any Product in the Territory, and the exclusive, perpetual and paid-up right to use the Licensed Technology in connection therewith. To that end, Kissei may continue to hold and use all data, reports, records and materials that relate to or are prepared in the course of the Joint Development Program, and may hold all INDs, NDAs, NDA Approvals and other regulatory filings made or filed by Kissei for the Products, pursuant to this Agreement, and may in its sole discretion continue any sublicenses granted by Kissei under this Agreement; and (iii) in order to secure the right of Kissei in clause (ii) of this Section 12.4(d), Inspire hereby grants Kissei the Manufacturing License as provided in the Supply Agreement, and will use all reasonable efforts to enable Kissei to manufacture, or have manufactured Finished Product and Delivery Systems, including working with Kissei to establish arrangements with the Third Party Manufacturers.

     12.5  Accrued Rights; Surviving Obligations.

          (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

          (b) All of the Parties' rights and obligations under Sections 3.7, 4.7(d), 4.7(e), 4.8, 5.7, 7, 9.1, 9.3 (solely with respect to actions commenced before the effective date of termination of this Agreement), 9.4 (solely with respect to actions commenced before the effective date of termination of this Agreement), 10.4, 10.5, 10.6, 10.7, 11, 12.4, 12.5, 14.12 and 14.13 shall survive termination, relinquishment or expiration of this Agreement.


13.  FORCE MAJEURE.

     13.1  Events of Force Majeure.    Neither Party shall be held liable or
responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, acts of God; acts, regulations, or laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Inspire or Kissei, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled and the 30 days thereafter. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

14.  MISCELLANEOUS.

     14.1  Relationship of Parties.    Nothing in this Agreement is intended or
shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

     14.2  Assignment.    Neither Party shall be entitled to assign its rights
hereunder without the express written consent of the other Party hereto, except that each Party may assign its rights and transfer its duties hereunder to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of such Party's merger, consolidation or involvement in a similar transaction. No assignment and transfer shall be valid or effective unless done in accordance with this Section
14.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.

     14.3  Books and Records.    Any books and records to be maintained under
this Agreement by a Party or its Affiliates or Sublicensees shall be maintained in accordance with generally accepted accounting principles, consistently applied.

     14.4  Further Actions.    Each Party shall execute, acknowledge and deliver
such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     14.5  Notice.

          (a) Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

               (i)  In the case of Inspire, to:

                    Inspire Pharmaceuticals, Inc.
                    4222 Emperor Boulevard, Suite 470
                    Durham, North Carolina  27703
                    USA
                    Attention: Christy L. Shaffer, Ph.D.
                    Facsimile No.:  (919) 941-9797

               (ii) In the case of Kissei, to:

                    Kissei Pharmaceutical Co., Ltd.
                    19-48, Yoshino
                    Matsumoto-City, Nagano-Prefecture
                    399-8710
                    JAPAN
                    Attention: Masanori Iwadare, Ph.D.
                    Facsimile No.:  (263) 28-2174

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. or Japanese Postal Service, as the case may be.

          (b) All correspondence, notices and other communications shall be promptly provided to the other Party in English. If any data, information and document or literature which relate to Joint Development Program or any regulatory filings is written in non-English language, an appropriate summary in English shall be attached to it, and an English translation will follow in a timely manner if requested.

     14.6  Use of Name.    Except as otherwise provided herein, neither Party
shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

     14.7  Public Announcements.    Except as required by law (including,
without limitation, disclosure requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by a Party are traded) and as permitted by Section 10.3, neither Party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, provided that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party's Confidential Information. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement sufficiently in advance of the scheduled release of such announcement to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

     14.8  Waiver.    A waiver by either Party of any of the terms and
conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

     14.9  Compliance with Law.    Nothing in this Agreement shall be deemed to
permit a Party to export, reexport or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

     14.10  Severability.    When possible, each provision of this Agreement
will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     14.11  Amendment.    No amendment, modification or supplement of any
provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

     14.12  Governing Law; English Original Controlling.    This Agreement shall
be governed by and interpreted in accordance with the laws of Delaware without regard to its choice of law principles; provided, however, that any arbitration proceeding conducted pursuant to Section 14.13 shall be governed by the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of June 10, 1958. The English original of this Agreement shall prevail over any translation hereof.

     14.13  Arbitration.

          (a) Except as expressly otherwise provided in this Agreement, any dispute arising out of or relating to any provisions of this Agreement shall be finally settled by arbitration to be held in San Francisco, California, under the auspices and then current commercial arbitration rules of the International Chamber of Commerce. Such arbitration shall be conducted by three arbitrators appointed according to said rules and in the English language. The Parties shall instruct such arbitrators to render a determination of any such dispute within 30 days after their appointment.

          (b) Any award rendered by the arbitrator(s) shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrator(s) shall be equally shared unless the arbitrator(s) assesses as part of his or her award all or any part of the arbitration expenses of one Party (including reasonable attorneys' fees) against the other Party.

          (c) This Section 14.13 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party.

     14.14  Entire Agreement.    This Agreement, together with the Exhibits
hereto and every Annual Development Plan approved by the Joint Development Committee, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

     14.15  Parties in Interest.    All of the terms and provisions of this
Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

     14.16  Descriptive Headings.    The descriptive headings of this Agreement
are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

     14.17  Counterparts.    This Agreement may be executed simultaneously in
any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

                                     * * *

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

                                    INSPIRE PHARMACEUTICALS, INC.


                                    By: /s/ David J. Drutz
                                        -----------------------------------
                                        David J. Drutz, M.D., Vice Chairman



                                    KISSEI PHARMACEUTICALS CO., LTD.


                                    By:/s/ Mutsuo Kanzawa
                                       -------------------------------
                                        Mutsuo Kanzawa, President and
                                         Chief Executive Officer

                                                                       EXHIBIT A
                                                                       ---------

                                INSPIRE'S COSTS
                                ---------------

The terms (1) Cost of Compound, (2) Cost of Formulated Material, (3) Cost of Finished Product, and (4) Cost of Delivery Systems, shall be determined, in accordance with generally accepted accounting principles in the United States consistently applied, as follows:

1. "Cost of Compound" shall mean the purchase unit costs incurred by Inspire in connection with the

     [CONFIDENTIAL TREATMENT REQUESTED]

2. "Cost of Formulated Material" shall mean the purchase unit costs incurred by Inspire in connection with the

     [CONFIDENTIAL TREATMENT REQUESTED]

3. "Cost of Finished Product" shall mean the purchase unit costs incurred by Inspire in connection with the

     [CONFIDENTIAL TREATMENT REQUESTED]

4. "Cost of Delivery Systems" shall mean the purchase unit costs incurred by Inspire in connection with the

     [CONFIDENTIAL TREATMENT REQUESTED]

For purposes of the calculation of Inspire's Costs under this Agreement, "Related Third Party Costs" shall mean all other Third Party costs incurred by Inspire in connection with the
[CONFIDENTIAL TREATMENT REQUESTED]

For purposes of this Exhibit A, Kissei's pro rata share of any extraordinary expenses shall be calculated by multiplying the amount of such extraordinary expenses charged by Third Parties during a particular time period by a fraction, the numerator of which is the [CONFIDENTIAL TREATMENT REQUESTED] during such period and the denominator of which is the aggregate amount of [CONFIDENTIAL TREATMENT REQUESTED].